Exhibit 3.1

AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

REGO PAYMENT ARCHITECTURES, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Rego Payment Architectures, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in Subsection B. of Article FOURTH of its Certificate of Incorporation, as amended to date, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted, and the holders of a majority of the outstanding Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock have approved, the following resolutions amending the Certificate of Designation of Preferences, Rights and Limitations of its Series B Cumulative Convertible Preferred Stock:

WHEREAS, the certificate of incorporation, as amended to date, of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of up to 2,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 30, 2014, the Board of Directors of the Corporation authorized the issuance of 222,222 shares of Series B Cumulative Convertible Preferred Stock; and

WHEREAS, pursuant to the Amendment to Certificate of Designation of Preferences, Rights and Limitations of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 14, 2022, the Board of Directors of the Corporation authorized the issuance of a further 125,000 shares of Series B Cumulative Convertible Preferred Stock (representing a total of 347,222 shares of authorized Series B Cumulative Convertible Preferred Stock); and

NOW THEREFORE, BE IT

RESOLVED, that the Certificate of Designation of Preferences, Rights and Limitations of the Series B Cumulative Convertible Preferred Stock of Rego Payment Architectures, Inc., as amended (“Certificate of Designation”) shall be, and hereby is, amended further as follows:

1.	Section 1 of the Certificate of Designation is hereby amended by deleting “347,222” and inserting in its place “397,222”.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment and affirms under penalty of perjury that the foregoing is the act and deed of the Corporation and that the facts stated herein are true as of this 27th day of January, 2025.

REGO PAYMENT ARCHITECTURES, INC.

By:	/s/ Joseph R. Toczydlowski
Joseph R. Toczydlowski
Chief Financial Officer